Exhibit 10.4

EXECUTIVE SEVERANCE AGREEMENT

AND GENERAL RELEASE OF CLAIMS

1.     Ivan Koon (“Executive”) was employed by Adobe Systems Incorporated (the “Company”) on or about August 12, 2002.  The Company has determined to eliminate Executive’s position, effective December 3, 2005 (the “Termination Date”).  It is the Company’s desire to provide Executive with certain severance benefits that he would not otherwise be entitled to receive upon his termination and to resolve any claims that Executive has or may have against the Company.  Accordingly, Executive and the Company agree as set forth below.  This Agreement shall be effective on the eighth day after it is signed by Executive, but only if Executive has not previously revoked his acceptance of this Agreement.

2.     Executive’s employment with the Company and any of its subsidiaries will terminate effective as of the Termination Date. During the period between the date of this Agreement and the Termination Date, if any: (a) Executive will provide transition assistance as requested by the Company, and will take all available paid time off in accordance with the Company’s paid time off policies; and (b) the Company will continue to provide Executive with the same base salary and employee benefits that he was receiving immediately prior to his execution of this Agreement.

3.     In addition, the Company shall provide Executive with the following benefits:

(a)                                  a lump sum severance payment of $350,000, less applicable withholding;

(b)                                 in the event that Executive elects to obtain continued group health insurance coverage for himself and his eligible dependents in accordance with federal law (COBRA) following the Termination Date, the Company will pay the premiums for such coverage through the earlier of  November 30, 2006 or the date on which Executive first becomes eligible for other group health insurance coverage; thereafter, Executive may elect to purchase continued group health insurance coverage at his own expense in accordance with COBRA;

(c)                                  the Company hereby assigns to Executive all right, title and interest in and to the laptop computer that was provided to Executive by the Company, and the Company also assigns to Executive any Adobe software that is on the computer; by signing this Agreement, Executive agrees that his use of such software shall be solely in accordance with the terms of the Company’s end user license agreements that apply to such software, which license agreements are hereby incorporated by reference into this Agreement; Executive must remove all non-Adobe software and all Adobe confidential or proprietary information, including all financial information, from the computer on or before the Termination Date;

(d)                                 the Company agrees that it will not contest any claim for unemployment benefits that may be filed by Executive after the Termination Date; and

(e)                                  payment for 2005 profit sharing and Annual Incentive Plan earned by Executive, if any, through the Termination Date, per the terms of all applicable plan documents.

By signing (or re-signing, as the case may be) this Agreement on or after the Termination Date, Executive acknowledges that he was paid all wages and accrued, unused PTO that Executive earned during his employment with the Company. Executive will be reimbursed by the Company for any reasonable business expenses incurred by Executive in the course of his employment with the Company, pursuant to the Company’s applicable business expense reimbursement policies. Executive’s rights with respect to any equity awards (such as stock options) shall be determined in accordance with the terms of the applicable equity award plans and/or agreements, which are not modified in any way by this Agreement.   Executive understands and acknowledges that he shall not be entitled to any payments or benefits from the Company other than those expressly set forth in this paragraph 3.  The Company shall provide the severance payment in paragraph 3(a) to Executive within 15 days of the date this Agreement is (i) signed by Executive (if such execution occurs on or after the Termination Date), or (ii) re-signed by Executive (if his original execution of this Agreement occurs prior to the Termination Date), in either case provided Executive has not revoked the Agreement prior to the eighth day following such signing or re-signing, and provided that if either Executive or the Company reasonably determines that Executive is a key employee as defined in Section 409A and that payment deferral is required according to Section 409A rules, payment will be made in accordance with those rules.

4.     Executive and his successors release the Company and its shareholders, investors, officers, directors, affiliates, employees, agents, attorneys, insurers, legal successors, and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Executive now has, or at any other time, had or shall or may have against the released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which Executive signs this Agreement,  including, but not limited to, any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans With Disabilities Act, the Fair Employment and Housing Act or any other applicable law.  In the event that Executive signs this Agreement prior to the Termination Date, as additional consideration for the severance benefits described in paragraph 3, Executive agrees that he will reaffirm this release of claims by re-signing this Agreement in the space provided at the end of the Agreement on or after the Termination Date; until the eighth day after Executive so reaffirms this release of claims without revoking it, he shall not be entitled to any of the severance benefits described in paragraph 3.

5.               Executive acknowledges that he has read section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Executive waives any rights that he has or may have under section 1542 or any similar provision of the laws of any other jurisdiction to the full extent that he may lawfully waive such rights pertaining to this general release of claims, and affirms that he is releasing all known and unknown claims that he has or may have against the parties listed above.

6.     In the event that Executive does not provide any work, services, or assistance (as an employee, director, contractor, consultant, investor, or otherwise) to any competitor of the Company (except with the prior written consent of the Company) during the period between the date of this Agreement and November 30, 2006, the Company shall make a payment to Executive of $175,000, less applicable withholding.  Such payment, if earned, shall be made on or before December 15, 2006, and shall also be conditioned upon Executive’s execution and return of a general release of known and unknown claims against the Company and its affiliated persons and entities in a form satisfactory to the Company.

For purposes of this paragraph, (a) the determination of whether an entity constitutes a competitor of the Company shall be made by the Company in its sole discretion, and (b) Executive’s ownership of up to two percent (2%) of the stock of any publicly-traded company shall not be deemed to be the provision of work, services, or assistance to a competitor of the Company.

The parties acknowledge and agree that this paragraph 6 does not preclude Executive from accepting employment with, or otherwise working for or providing services to, a competitor of the Company.  Executive may elect to accept employment with, or provide work, services, or assistance to, any competitor of the Company, without incurring any liability to the Company; provided, however, that such action by Executive shall excuse the Company’s performance of the payment obligation described in this paragraph 6.

7.     Executive acknowledges and agrees that he shall continue to be bound by and comply with the terms of the Employee Inventions and Proprietary Rights Assignment Agreement that Executive signed in connection with his employment by the Company, which agreement is incorporated herein by reference.  Executive acknowledges and agrees that due to the unique nature of the Company’s confidential information, there will be no adequate remedy at law for any breach of Executive’s obligations.  Executive further acknowledges that any such breach will result in irreparable harm to the Company and, therefore, that upon any such breach or any threat thereof, the Company shall be entitled to immediate equitable relief, including but not limited to injunction, in addition to whatever remedies the Company may have at law.

8.     Executive agrees that he shall not directly or indirectly disclose any of the terms of this Agreement to anyone other than his immediate family or counsel, except as such disclosure may be required for accounting or tax reporting purposes or as otherwise may be required by law, unless the Company has previously publicly disclosed such terms.

9.     Executive further agrees that he will not, at any time in the future, make any disparaging statements about the Company, its products or its employees, unless such statements are made truthfully in response to a subpoena or other legal process.  Employee further agrees that for a period of twenty-four months following the Termination Date, he shall not, either directly or indirectly, solicit or encourage any employee of the Company or any affiliate of the Company to terminate his or her employment with the Company or its affiliate.

10.   Executive agrees that in the event of his breach of any of the provisions of paragraphs 9 or 12, it will be impractical and extremely difficult to determine the actual damages suffered by the Company as a result of that breach. Accordingly, Executive agrees that if he breaches any provision of paragraphs 9 or 12, he shall repay the Company 30% of the net sum (that is, after deducting all taxes and other withholdings) that he receives pursuant to paragraph 3(a) as liquidated damages.

11.   The Company agrees that it will not, through any of its officers or directors, at any time in the future, make any disparaging statements about Executive, unless such statements are made truthfully in response to a subpoena or other legal process.

12.   Following the Termination Date, Executive agrees to provide reasonable assistance to the Company in connection with any litigation to which the Company is or may become a party and with respect to which Executive possesses any relevant knowledge or expertise.

Executive’s assistance will be provided at mutually convenient times, and the Company will reimburse Executive for any reasonable expenses incurred by him in providing such assistance.

13.   In the event of any legal action relating to or arising out of this Agreement, the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in that action.

14.   In response to inquiries from prospective employers regarding Executive, the Company’s Human Resources Department will provide no information other than Executive’s dates of employment and positions held with the Company.

15.   This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral.  This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Executive.

EXECUTIVE UNDERSTANDS THAT HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT.  EXECUTIVE FURTHER UNDERSTANDS THAT HE MAY HAVE UP TO 21 DAYS TO CONSIDER THIS AGREEMENT, THAT HE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER HE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED.  EXECUTIVE ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY, AND VOLUNTARILY IN EXCHANGE FOR THE COMPENSATION AND BENEFITS DESCRIBED IN PARAGRAPHS 2 AND 3.

Dated:	December 3, 2005
/s/ Ivan Koon
Ivan Koon

Dated:	December 5, 2005	ADOBE SYSTEMS INCORPORATED

/s/ Theresa Townsley
By: Theresa Townsley
Senior Vice President, Human Resources

By re-signing this Agreement on or after the Termination Date, I hereby reaffirm and extend the release of all known and unknown claims set forth in paragraphs 4 and 5 above through and including the date on which I re-sign this Agreement.  I understand that I may revoke this reaffirmation at any time during the 7 days after I re-sign this Agreement.

Dated:	December 3, 2005
/s/ Ivan Koon
Ivan Koon